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                             SUPPLEMENTAL INDENTURE

         SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of April 14, 1998 between Counsel Connect and LegalTech, LLC (the "Additional Guarantors", and each an "Additional Guarantor"), American Lawyer Media, Inc. (the "Company"), ALM LLC, ALM Counsel Connect Inc., ALM IP, LLC, Counsel Connect LLC, Law Journal Extra, Inc., National Law Publishing Company, Inc., The New York Law Publishing Company, NLP IP Company (the "Guaran tors"), PPC Publishing Corporation, and The Bank of New York, a New York banking corporation, as trustee under the indenture referred to below (the "Trustee").

                               W I T N E S S E T H

         WHEREAS, the Company and the Guarantors have heretofore executed and delivered to the Trustee an indenture (the "Indenture"), dated as of December 22, 1997, providing for the issuance of an aggregate principal amount of $175,000,000 of 9 3/4% Series A and Series B Senior Notes due 2007 (the "Notes");

         WHEREAS, Section 4.14 of the Indenture provides that under certain circumstances the Company and the Guarantors are required to cause the Additional Guarantors to execute and deliver to the Trustee a subsidiary guarantee pursuant to which the Additional Guarantors shall unconditionally guarantee all of the Company's Obligations under the Indenture and the Notes pursuant to a guarantee (the "Additional Guarantee") on the terms and conditions of the Guarantee by the Guarantors in Article X of the Indenture and on the other terms and conditions set forth herein; and

         WHEREAS, pursuant to Section 9.01(e) of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

         1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

         2. AGREEMENT TO GUARANTEE. The Additional Guarantors hereby agree, jointly and severally with all other Guarantors, to guarantee the Company's Obligations under the Indenture and the Notes on the terms and subject to the conditions set forth herein and in Article X of the Indenture (including the obligation to pay Liquidated Damages under the provisions of the Registration Rights Agreement) and to be bound by all other applicable provisions of the Indenture. Pursuant to Section 10.02 of the Indenture, the Additional Guarantors agree that the Subsidiary Guarantees set forth in Article X of the Indenture, as


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supplemented by its agreement to guarantee contained herein, shall remain in full force and effect and apply to all of the Notes notwithstanding any failure by the Additional Guarantors to endorse on such Note a notation of the Subsidiary Guarantee.

         3. RELEASE OF ADDITIONAL GUARANTORS. In the event that the holders of the Company's Other Indebtedness which is guaranteed by the Additional Guarantors release the Additional Guarantors from their respective guarantee in respect of such Other Indebtedness, except a discharge or release by or as a result of any payment under the guarantee of such Other Indebtedness by the Additional Guarantors, the Additional Guarantors shall be automatically and unconditionally released and discharged from their respective obligations under this Additional Guarantee; provided however, if, after such release, any guarantee under such Other Indebtedness is subsequently reincurred or reinstated, then such Additional Guarantor reincurring or reinstating such guarantee under such Other Indebtedness shall execute and reinstate its Additional Guarantee hereunder.

         Upon receipt of an Officers' Certificate, the Trustee shall execute any documents reasonably requested by the Company, the Guarantors or an Additional Guarantor in order to evidence the release of such Additional Guarantor from its obligations under the Additional Guarantee.

         4. NO RECOURSE AGAINST OTHERS. No direct or indirect stockholder, employee, officer or director, as such, past, present or future of the Company, the Guarantors or the Additional Guarantors or any successor entity shall have any personal liability for any Obligations of the Company, the Guarantors or the Additional Guarantor or any successor entity under the Additional Guarantee, by reason of his or its status as such stockholder, employee, officer or director.

         Each Holder by accepting a Note waives and releases all such liability, and such waiver and release is part of the consideration for the issuance of the Notes.

         5. GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

         6. COUNTERPARTS. This Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

                        AMERICAN LAWYER MEDIA, INC.

                        By:      /s/ William L. Pollak
                                 ---------------------
                                 William L. Pollak
                                 President and Chief Executive Officer

Attest:

/s/ Anup Bagaria
----------------
Anup Bagaria
Vice President and Secretary

                             ADDITIONAL GUARANTORS:

                                 LEGALTECH, LLC

                                 By:   /s/ Anup Bagaria
                                       ----------------
                                       Anup Bagaria
                                       Vice President

Attest:

/s/ Robert Mersten
------------------
Robert Mersten
Assistant Secretary

                                 COUNSEL CONNECT
                                 By:  ALM COUNSEL CONNECT, INC., and
                                      COUNSEL CONNECT, LLC, its general
                                      partners

                                      By:  /s/ Anup Bagaria
                                           -----------------
                                           Anup Bagaria
                                           Vice President and Secretary

Attest:

/s/ Robert Mersten
------------------
Robert Mersten
Assistant Secretary

                                   GUARANTORS:

                                     ALM, LLC
                                     ALM COUNSEL CONNECT INC.
                                     ALM IP, LLC
                                     COUNSEL CONNECT, LLC
                                     LAW JOURNAL EXTRA, INC.
                                     NATIONAL LAW PUBLISHING COMPANY, INC.
                                     THE NEW YORK LAW PUBLISHING COMPANY
                                     NLP IP COMPANY
                                     PPC PUBLISHING CORPORATION

                                     By:   /s/ Anup Bagaria
                                           -----------------
                                           Anup Bagaria
                                           Vice President and Secretary

Attest:

/s/ Robert Mersten
------------------
Robert Mersten
Assistant Secretary

                                     THE BANK OF NEW YORK,
                                     as Trustee

                                     By:   /s/ Van K. Brown
                                           ----------------
                                           Van K. Brown
                                           Assistant Vice President